                                                                   EXHIBIT 10.18

 EMPLOYMENT AGREEMENT DATED APRIL 30, 1999 BY AND BETWEEN C2I AND CLYDE WOOTEN

[Letterhead of C2i Solutions, Inc.]

April 30, 1999

Clyde Wooten
1717 Tattenham Court
Encinitas, CA 92024

Dear Clyde:

This letter is the "Amendment" to your employment letter dated May 30, 1997, which set forth the basic terms and conditions of your employment with Challenge 2000 International LLC, currently known as C2i Solutions, Inc. as a result of a name change on September 30, 1997 ("C2i"). Effective as of March 23, 1999, your employment letter is amended as follows:

          17.  TERMS OF EMPLOYMENT.  If you are terminated for any reason,
               -------------------
          within a period of five years commencing on the date that you sign this Agreement, other than cause you will receive two year's salary continuation, payable in accordance with C2i's standard payroll practices, in lieu of notice. If you are terminated with cause within five years of the date that you sign this Agreement, you will receive six month's salary continuation, payable in accordance with C2i's standard payroll practices, in lieu of notice.

          If you resign you shall not be entitled to salary continuation. Upon any termination, or resignation, you shall be entitled to payment for accrued vacation and for salary and bonuses accrued for service actually rendered prior to the date of such termination.

          For purposes of this Agreement "cause" shall mean (i) a willful failure by you to substantially perform your duties, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by you which constitutes gross misconduct and which is materially injurious to C2i.

          All stock option grants to you of Common Stock of C2i Solutions, Inc. will continue to vest with your continued employment. If your employment is terminated by C2i during this five year period for any reason other than cause you will then have a minimum of 60 days from the termination date in which to exercise your options, in accordance with the terms of the Option Agreements.

This Amendment dated April 30, 1999, and the employment letter dated May 30 1997 constitute the entire agreement between the parties. All prior agreements or understandings, written or oral are superceded.

In order to confirm your acceptance of this Amendment, please sign and return this letter no later than Friday, May 7, 1999, at 5:00 P.M. PDT. If there is any matter in this letter, which you wish to discuss further, please do not hesitate to speak to me.


                              Very truly yours,
                              C2i Solutions, Inc.



                              By:  /s/ JOHN ANTHONY WHALEN, JR.
                                   ----------------------------
                                   John Anthony Whalen, Jr.
                                   President/CEO



JAW/deh

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

     I agree to the terms of employment set forth in this Amendment.

Dated:  April 30, 1999
                                   /s/ CLYDE WOOTEN
                                   ----------------
                                   Clyde Wooten



                                       2